[THE SMITHFIELD COMPANIES LOGO]




                                                                  June 25, 1999
Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Smithfield Companies, Inc. to be held at The Wachovia Bank Building, 200 High Street, Suite 305, Portsmouth, Virginia, on Friday, July 30, 1999 at 9:00 A.M.

     The matters scheduled for consideration at the Annual Meeting are the election of directors, ratify the approval of a new ten year Stock Option Plan and the ratification of the appointment of the Company's independent auditors. We will also report to you on the Company's condition and performance, and you will have ample opportunity to question management on matters that affect the interests of all stockholders.

     Whether you plan to attend or not, please complete, sign, date and return the enclosed proxy card in the accompanying envelope at your earliest convenience. Your vote is important.


                                                    /s/ Richard S. Fuller
                                                    ----------------------------
                                                    Richard S. Fuller
                                                    President and Chief
                                                    Executive Officer

                        [THE SMITHFIELD COMPANIES LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO OUR STOCKHOLDERS:

     The Annual Meeting of Stockholders of The Smithfield Companies, Inc. will be held at The Wachovia Bank Building, 200 High Street, Suite 305, Portsmouth, Virginia on Friday, July 30, 1999 at 9:00 A.M. for the following purposes:

     1. To elect directors for the ensuing year, or until their successors have been elected and qualified;

     2. To ratify the approval of a new ten year Stock Option Plan;

     3. To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for 2000; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only stockholders of record at the close of business on June 11, 1999 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters to be acted upon at the Annual Meeting.


                                        By Order of the Board of Directors



                                              Peter D. Pruden, III
                                                SECRETARY


June 25, 1999
                                IMPORTANT NOTICE
   WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE POSTPAID ENVELOPE PROVIDED.

                               ----------------
                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 JULY 30, 1999
                               ----------------

                                    GENERAL

     The following information is furnished in connection with the solicitation on behalf of the Board of Directors of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") of The Smithfield Companies, Inc. ("the Company") to be held Friday, July 30, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders, and at any adjournment thereof. Stockholders may revoke their proxies at any time prior to their exercise by written notice to the Company, by submitting a proxy bearing a later date, or by attending the Meeting and requesting to vote in person. The cost of solicitation of proxies will be borne by the Company. Solicitation is being made by mail, and if necessary may be made in person, or by telephone, telegram or special letter by officers and regular employees of the Company acting without compensation other than regular compensation. Proxies properly executed will be voted at the Annual Meeting or any adjournments thereof in the manner specified therein.

     The approximate mailing date of this Proxy Statement and the accompanying proxy is June 25, 1999.


              OUTSTANDING STOCK, RECORD DATE AND VOTING SECURITIES

     The only class of outstanding voting securities of the Company is its Common Stock, no par or stated value (the "Common Stock").

     Stockholders of record at the close of business on June 11, 1999 will be entitled to vote at the Meeting. On that date, the Company had outstanding 2,244,744 shares of Common Stock. Each share of Common Stock is entitled to one vote at the Meeting. The presence in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of such business as shall come before the Meeting. Voting rights of the Common Stock are non-cumulative, so that holders of a majority of the outstanding shares represented at the Meeting can elect all of the directors.

     Presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Meeting will constitute a quorum. Shares for which the holder has elected to abstain or to withhold the proxies authority to vote on a matter will count toward a quorum, but "broker non-votes" will not count toward a quorum. Except for the election of directors, approval of other matters to be considered at the Meeting will require the affirmative vote of the holders of at least a majority of the share of outstanding Common Stock represented at the Meeting. If a stockholder, present in person or by proxy, abstains on any matter, the stockholder's shares will not be voted on such matter. Thus an abstention from voting on a matter has the same legal effect as a vote "against" the matter, even though the stockholder may interpret such action differently. Conversely, broker non-votes have no effect on the vote. With respect to the election of directors, the nominees receiving the greatest number of votes cast for the election of directors will be elected.

                             PRINCIPAL STOCKHOLDERS

     The only persons known by the Company to own beneficially more than 5% of the Company's Common Stock, the only class of outstanding voting securities of the Company, as of June 11, 1999, are:



         NAME AND ADDRESS OF             AMOUNT AND NATURE OF     PERCENT
           BENEFICIAL OWNER              BENEFICIAL OWNERSHIP     OF CLASS
-------------------------------------   ----------------------   ---------
  James L. Cresimore                         504,236 (1)            22.1%
  P.O. Box 17743
  Raleigh, NC 27619
  SF Investments, Inc.                       428,496                18.8%
  R Thompson-Wilmington Trust
  Rodney Square North
  Wilmington, DE 19890
  Peter D. Pruden, III                       375,132 (2)            16.4%
  311 County Street
  Portsmouth, VA 23704
  Richard S. Fuller                          354,850 (3)            15.5%
  311 County Street
  Portsmouth, VA 23704
  Quest Advisory Corp.                       160,800                 7.0%
  1414 Avenue of the Americas
  New York, NY 10019

----------
     (1) Includes 7,000 shares owned by Mr. Cresimore's wife as to which Mr. Cresimore disclaims beneficial ownership and which Mr. Cresimore's wife has sole voting power and investment power.

     (2) Includes 10,000 shares subject to presently exercisable stock options and 4,000 shares held as custodian under the Uniform Gift to Minors Act. Includes 12,556 shares in which Mr. Pruden had a vested interest pursuant to the Company's Employee Stock Ownership Plan for which he exercises voting power but does not exercise dispositive power.

     (3) Includes 15,000 shares subject to presently exercisable stock options and 400 shares owned by Mr. Fuller's wife as to which Mr. Fuller disclaims beneficial ownership and which Mr. Fuller's wife has sole voting power and investment power. Includes 15,450 shares in which Mr. Fuller had a vested interest pursuant to the Company's Employee Stock Ownership Plan for which he exercises voting power but does not exercise dispositive power.

                             ELECTION OF DIRECTORS

     Two directors will be elected at the Annual Meeting to serve for terms of three years expiring on the date of the Annual Meeting in 2002. Each director will continue in office until a successor has been elected. If any nominee is unable to serve, which the Board of Directors has no reason to expect, proxies will be voted for the remaining nominees or such other person or persons as may be designated by the Board of Directors. The names of the nominees for directors of the Company and the names of directors of the Company whose terms of office will continue after the Annual Meeting are listed in the following table.



                                                                                    SHARES OF STOCK
                                                                                     BENEFICIALLY
                                     DIRECTOR          PRINCIPAL OCCUPATION           OWNED AS OF      PERCENTAGE
    NAME AND AGE OF DIRECTORS          SINCE         AND OTHER INFORMATION(1)        JUNE 11, 1999      OF CLASS
---------------------------------   ----------   -------------------------------   ----------------   -----------
NOMINEES FOR TERM ENDING IN
 2002
Peter D. Pruden, III (54)             1981       Executive Vice President and       375,132(5)            16.4%
                                                 Secretary of the Company

R. Scott Morgan (54)                  1999       President of TowneBank               2,667                  *

CONTINUING DIRECTORS WHOSE
 TERM ENDS IN 2000
James L. Cresimore (71)               1985       Chairman of Allegiance             504,236(2)            22.1%
                                                 Brokerage Company;
                                                 Chairman of the Board of the
                                                 Company

Richard S. Fuller (52)                1981       President and Chief Executive      354,850(3)            15.5%
                                                 Officer of the Company
CONTINUING DIRECTORS WHOSE
 TERM ENDS IN 2001
Bernard C. Baldwin, III (55)          1996       Partner with the law firm of          2000                  *
                                                 Edmunds & Williams

Frank H. Buhler (72)                  1985       Chairman and C.E.O. of Old          20,040(4)               *
                                                 Dominion Box Co.
All Directors and Officers as a                                                   1,274,294               55.8%
 Group (7 persons)

----------
     * Less than 1%.


     (1) There has been no change in principal occupation or employment during past five years.

     (2) Includes 7,000 shares owned by Mr. Cresimore's wife as to which Mr. Cresimore disclaims beneficial ownership and which Mr. Cresimore's wife has sole voting power and investment power.


     (3) Includes 15,450 shares in which Mr. Fuller had a vested interest pursuant to the Company's Employee Stock Ownership Plan. Includes 15,000 shares subject to presently exercisable stock options. Includes 400 shares owned by Mr. Fuller's wife as to which Mr. Fuller disclaims beneficial ownership and which Mr. Fuller's wife has sole voting power and investment power.


     (4) Includes 9,960 shares owned by Mr. Buhler's wife as to which Mr. Buhler disclaims beneficial ownership and which Mr. Buhler's wife has sole voting power and investment power.


     (5) Includes 12,556 shares in which Mr. Pruden had a vested interest pursuant to the Company's Employee Stock Ownership Plan. Includes 4,000 shares held as custodian under the Uniform Gift to Minors Act. Includes 10,000 shares subject to presently exercisable stock options.

              COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING RULES


     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and persons who own more than 10% of the Company's Common Stock, to file with the Securities and Exchange Commission initial reports of ownership of the Company's Common Stock on Form 3 and reports of changes therein on Form 4 and 5. Based on its review of the forms required by Section 16(a) of the Securities Exchange Act of 1934 that have been received by the Company or written representations from certain reporting persons that no statements on Form 5 were required, the Company believes that all filing requirements applicable to its officers, directors or beneficial owners of greater than 10% of its Common Stock have been complied with.


                 INFORMATION CONCERNING THE BOARD OF DIRECTORS

DIRECTORS' FEES

     Directors, who are not employees of the Company, receive $1,100 for each Board meeting attended and $500 for each committee meeting attended.

     Bernard C. Baldwin, III, a director of the Company, is a partner with the law firm of Edmunds & Williams, the Company's Counsel. Edmunds & Williams was paid $7,397 in fees during the 1999 fiscal year.

     R. Scott Morgan is President of TowneBank. At March 31, 1999 the Company owned 8,000 shares of TowneBank.


COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

     The Board of Directors held four meetings during the year. The committees of the Board of Directors include a Compensation Committee and an Audit Committee. The Board has no nominating Committee.

     The Compensation Committee includes James L. Cresimore, Chairman and Frank
H. Buhler. The committee approves the compensation to be paid to the Company's executive officers and also approves the issuance of stock options under the Company's Stock Option Plan. The committee held two meetings during the year.

     The Audit Committee includes Frank H. Buhler, Chairman and Bernard C. Baldwin, III. The Committee's primary responsibility is the recommendation to the Board of Directors of a firm to be engaged by the Company as its independent public accountants and to review the results of the independent accountants' examination and recommendations with respect to accounting practices and procedures and internal control. The Committee held one meeting during the year.

     All directors of the Company attended at least 75% of all meetings of the Board and of Committees of the Board on which they served.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     James L. Cresimore, Chairman of the Board of the Company, serves on the Compensation Committee. Mr. Cresimore is not an employee, nor does he receive a salary (other than director's fees) from the Company.

     Frank H. Buhler, a director of the Company is Chairman and C.E.O. of Old Dominion Box Co. which supplies packaging materials to the Company. Old Dominion Box Co. received $14,488 from the Company during the 1999 fiscal year.


     The Company believes the terms of these arrangements are competitive with those available from unaffiliated vendors and are in the normal course of business.

EMPLOYMENT AGREEMENTS

     The Company has employment agreements, dated June 7, 1988 with Richard S. Fuller and Peter D. Pruden, III. These employment agreements are initiated only if an individual or entity owns an 24% interest in the Company's Common Stock by direct or beneficial ownership and the employee is still in the employment of the Company. Until a 20% interest in the Company's Common Stock is owned by an individual or entity, Messrs. Fuller and Pruden are at will employees of the Company. If the employment agreement is initiated, the employee will receive a gross annual salary of an amount equal to the highest annual salary ever received by the employee from the Company. The term of the employment agreements are five years from the date they are initiated. In the event of a "change in control" of the Company, the employee may terminate his employment and receive a one time severance pay of three times the employee's annual salary. "Change in control" is defined as (a) the acquisition by a third person or entity of 30% or more of the Company's outstanding shares or (b) a transaction that results in the persons who were directors of the Company before the transaction ceasing to constitute a majority of the Board of Directors of the Company and the Board fails to recommend the transaction to the stockholders of the Company.


EXECUTIVE COMPENSATION

     The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and its other executive officers whose annual compensation exceeded $100,000 as well as the total compensation paid to each individual for the Company's two previous fiscal years.


                           SUMMARY COMPENSATION TABLE


                                                                            LONG-TERM
                                                                           COMPENSATION
                                           ANNUAL COMPENSATION                AWARDS
                                  -------------------------------------   -------------
       NAME AND                                           OTHER ANNUAL        STOCK           ALL OTHER
  PRINCIPAL POSITION      YEAR      SALARY      BONUS     COMPENSATION       OPTIONS       COMPENSATION (1)
----------------------   ------   ---------   --------   --------------   -------------   -----------------
                                     ($)         ($)           ($)             (#)               ($)
Richard S. Fuller,       1999     132,311     56,897     *                      --               9,931
 President and Chief     1998     126,277     40,798     *                   20,000              8,670
 Executive Officer       1997     123,282     37,041      27,500(2)             --              11,696
Peter D. Pruden, III     1999     111,315     25,000     *                      --               8,314
 Executive Vice          1998     106,324     20,000     *                   15,000              8,724
 President               1997     104,199     21,938      20,625(2)             --              10,343

----------
 * Perquisites during the year were not in excess of the lesser of $50,000 and 10% of salary and bonus. There is no other "Other Annual Compensation."

(1) These amounts include Company contributions to its Profit Sharing Plan and Employee Stock Ownership Plan allocated to each named executive officer.

(2) During January 1997, the Company offered cash compensation to holders of stock options with an expiration date of no later than May 16, 1999. The Company offered the difference between $5.75 and the option price for the shares. This amount represents the compensation paid for those stock options.

                            OPTION/SAR* GRANT TABLE

   There were not options or SAR's granted to executive officers during the year ended March 31, 1999.


            AGGREGATE OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR
                     AND FISCAL YEAR END OPTION/SAR VALUES



                                                                                                  VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED                 IN-THE-MONEY
                                                                 OPTIONS/SARS AS OF                   OPTIONS/SARS
                                                                       3/31/99                       AS OF 3/31/99
                            SHARES ACQUIRED      VALUE     -------------------------------   ------------------------------
          NAME                ON EXERCISE       REALIZED    EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
------------------------   -----------------   ---------   -------------   ---------------   -------------   --------------
                                  (#)             ($)           (#)              (#)              ($)              ($)
  Richard S. Fuller               0                0          15,000           20,000        $65,625             45,000
  Peter D. Pruden, III            0                0          10,000           15,000        $43,750             33,750

     The fair market value of a share of common stock on March 31, 1999 was $7.75.

                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board is comprised of nonemployee directors and has the responsibility for establishing general compensation and employee benefit policies and the specific compensation of the Company's executive officers. The Compensation Committee also has the authority to fix the terms of and grant options under the Company's Stock Option Plan. Conceptually, the committee believes bonuses should only be awarded for above average performance.

     In general, the Compensation Committee strives to meet the following objectives in making compensation decisions: 1) provide overall compensation that equals industry standards to ensure the Company's ability to attract and retain highly qualified personnel; 2) re-enforce performance objectives through the use of incentive compensation programs, 3) reward excellent individual performance with special consideration to specific projects completed or adverse conditions overcome; and 4) align executives' and shareholders' interest through incentives which contribute to the long-term growth of the Company and shareholder value. The committee believes the compensation paid for the year ended March 31, 1999 met its objectives. There are currently three principal components to executive compensation -- salaries, bonuses and stock options. Total compensation is weighted more heavily on incentives that are based on the income generated by each operating division of the Company.

     BASE COMPENSATION: Base salaries are determined annually based on the executive's background, experience and overall performance with the Company. The committee annually examines market compensation levels and trends observed in the labor market. Salary decisions are determined by the committee in a subjective annual review considering all of the above informal policies and practices. During this annual review, the Compensation Committee takes into consideration the individual employee's performance and a subjective judgment regarding the impact the individual has on the Company. After considering all of these objectives, the committee recommended increases in base compensation of approximately 5% during the year.

     ANNUAL BONUS PLAN: Bonuses are determined annually on the basis of an informal plan, which sets targets that an individual may achieve. The established targets are set at the beginning of the fiscal year. Minimum income standards based on a rate of return on assets must be established before a bonus is received. Bonus awards for most executive officers are calculated pursuant to a formula based on pre-tax income, either on a consolidated basis or for a particular subsidiary and also include amounts for pre-established goals during the year. Bonus awards for fiscal 1999 averaged 29% of the executive base salary compared to an average of 23% for fiscal 1998. The increase is due to the increase in net income.

     STOCK OPTIONS: Individual stock option grants are determined by the committee on an individual basis to provide executive officers long term incentives to increase shareholder value.

     CEO COMPENSATION: In evaluating compensation for the chief executive officer, the Compensation Committee has historically followed the same principles generally applicable to other executive officers. Base compensation for 1999 for the CEO increased 5% over 1998 which was comparable to the other executive officers. For fiscal 1998 the Compensation Committee recommended a bonus for Mr. Fuller which was based on the Company's 1999 earnings, the execution of key Company strategies and the committee's view of his leadership and individual performance which included the following measures: 1) Earnings before income taxes 2) Return on capital, and 3) Return on equity. Mr. Fuller's fiscal 1998 bonus amounted to 43% of his base salary compared to 32% for fiscal 1998.
                           By the Compensation Committee
                             James L. Cresimore, Chairman, Frank H. Buhler

                               PERFORMANCE GRAPH

     The following graph sets forth the cumulative shareholder return (assuming reinvestment of dividends), for the period from March 31, 1994 through March 31, 1999 from an investment of $100 in: 1) The Company's Common Stock 2) The Russell 2000, a small-cap overall market index, 3) The S&P Foods Index, and 4) a Company-selected peer group (the Peer Group Index)

                                    [GRAPH]

                                              Cumulative Total Return
                                  --------------------------------------------
                                  3/94    3/95    3/96    3/97    3/98    3/99

THE SMITHFIELD COMPANIES, INC.     100     128     166     165     203     248
PEER GROUP                         100     170     164     178     187     132
RUSSELL 2000                       100     106     136     143     203     170
S & P FOODS                        100     119     149     188     267     233

The Peer Group Index, which is weighted by market capitalization, consists of five publicly traded companies in the food manufacturing industry whose business and operations are believed by the Company's management to be comparable to those of the Company. The Companies included in the Peer Group Index are: Doughtie's Foods, Inc., Provena Foods, Inc., and Seneca Foods Corp.

                           PROPOSED STOCK OPTION PLAN

     The Board of Directors has approved a new ten year Stock Option Plan that provides for the granting of options for up to 200,000 shares of the common stock of the Company.

     The Board of Directors of the Company recommends the approval of the Stock option Plan which will be used to provide incentives to attract, retain and motivate officers, directors, and key employees of The Smithfield Companies, Inc. and its subsidiaries. A copy of the Stock Option Plan is attached hereto as Exhibit A.


                            APPOINTMENT OF AUDITORS

     Subject to ratification by the shareholders the Board of Directors has re-appointed PricewaterhouseCoopers LLP as independent accountants to audit the financial statements of the Company for the current fiscal year.

     Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.


                      2000 ANNUAL MEETING OF STOCKHOLDERS

     Any shareholder desiring to make a proposal to the acted upon at the 2000 Annual Meeting must present such proposal to the Company no later than March 31, 2000, by certified mail, return receipt requested.


                                 OTHER MATTERS

     As of the date of this Proxy Statement, management of the Corporation has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

     Copies of the Company's Annual Report on Form 10-K for the year ended March 31, 1999, as filed with The Securities and Exchange Commission, can be obtained without charge, upon written request to: Mark D. Bedard, Chief Financial Officer, The Smithfield Companies, Inc., The Smithfield Building, 311 County Street, Suite 203, Portsmouth, Virginia 23704.



                                        By Order of the Board of Directors,



                                                  Peter D. Pruden, III
                                                    SECRETARY

June 25, 1999

                                                                      EXHIBIT A


                        THE SMITHFIELD COMPANIES, INC.


                               STOCK OPTION PLAN

   The Smithfield Companies, Inc. does hereby adopt the following Plan:


                                   ARTICLE I


                                  DEFINITIONS

     The following terms shall have the meanings set forth in this Article unless the context requires a different meaning:

     "Agreement" means a written agreement implementing a grant of an Option.

     "Board" means the Board of Directors of Smithfield.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Committee" means the Committee appointed by the Board to administer the Plan.

     "Date of Grant" means the date on which the grant of an Option is authorized under the Plan or such later date as may be specified in the authorization.

     "Director" means a member of the Board of Directors of Smithfield who is not otherwise an employee of Smithfield.

     "Fair Market Value" means the amount equal to the mean between the highest and lowest quoted selling prices of the Stock for the day of reference as reported in "The Wall Street Journal" or other authoritative source; provided, however, that if such method of valuation is inapplicable for any reason the valuation shall be by any reasonable method determined by the Committee.

     "Incentive Stock Option" means an Option that qualifies as an incentive stock option under Section 422A of the Code.

     "Nonstatutory Stock Option" means an Option granted under this Plan which is not an Incentive Stock Option.

     "Option" means the right to buy from Smithfield a specified number of shares of Stock which shall be designated as either an Incentive Stock Option or Nonstatutory Stock Option.

     "Option Price" means the price per share at which an Option may be exercised. The Option Price shall be determined by the Committee, but in no event shall the Option Price be less than the Fair Market Value per share determined as of the Date of Grant.

     "Optionee" means a Senior Executive to whom an Option has been granted.

     "Permanent and Total Disability" means the condition which satisfies the requirements of Section 22(e)(3) of the Code.

     "Plan" means The Smithfield Companies, Inc. Stock Option Plan.

     "Retirement" means the Termination of employment at a time at which a person is entitled to an immediately payable benefit under the Smithfield Pension Plan or Profit Sharing Plan. "Senior Executive" means any officer or key employee of the Corporation or a Subsidiary designated as a "Senior Executive" pursuant to the Plan by the Board.

     "Smithfield" means The Smithfield Companies, Inc.

     "Stock" means the common stock of Smithfield.

     "Subsidiary" means a corporation at least 50% of the shares of voting stock of which is owned by Smithfield either directly or through one or more other Subsidiaries.


                                  ARTICLE II


                                    PURPOSE

     The Plan is intended to assist in attracting, retaining, and motivating Senior Executives of outstanding ability and to promote the identification of their interest with those of the shareholders of the Corporation.


                                  ARTICLE III


                           STOCK SUBJECT TO THE PLAN

     A. The maximum aggregate number of shares of Stock with respect to which Options may be granted shall not exceed 200,000 shares, subject to adjustment under Paragraph D. of this Article.

     B. The Stock to be delivered upon the exercise of an Option may be treasury shares, authorized but unissued shares, or a combination thereof.

     C. The share of Stock subject to the unexercised portion of any terminated or expired Option shall be available for other Options under the Plan.

     D. Anything in the Plan to the contrary notwithstanding, if there is a change in the capitalization of Smithfield, including stock dividends, stock splits, subdivisions or consolidations of shares, then the maximum number of shares available under the Plan shall be proportionately adjusted and the terms of any Options previously granted shall be adjusted in the manner the Committee shall determine to be equitable, which determination shall be final and conclusive as to all parties. The stock split adopted by the stockholders of Smithfield on the same date of the adoption of this Plan shall be deemed to predate the adoption of this Plan.


                                  ARTICLE IV


                                  ELIGIBILITY

     Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan to those Senior Executives of Smithfield or of a Subsidiary who occupy professional or management positions and who the Board determines bear major responsibilities for the successful management, operation and administration of Smithfield or its Subsidiaries. Notwithstanding anything herein to the contrary, only Nonstatutory Stock Options may be granted to Directors who the Board determines bear major responsibilities for the successful management, operation, and administration of Smithfield.


                                   ARTICLE V


                               GRANT OF OPTIONS

     A. Options shall be granted by the Board. Options granted under the Plan may be either Incentive Stock Options or Nonstatutory Stock Options, and the type of option shall be designated by the Board at the time the Option is granted except that only Nonstatutory Stock Options may be granted to Directors who are not otherwise employees of Smithfield. The Committee shall recommend to the Board from among those eligible, the persons to whom, and the time or times at which, Options should be granted, the type of option, and the number of shares that may be purchased under the Option.

     B. Each Option granted under the Plan shall be evidenced by a written agreement specifying the number of shares of Stock that may be purchased by its exercise. All agreements granting Options shall specify the extent to which the Option is intended to be either (i) a Nonstatutory Stock Option or (ii) an Incentive Stock Option.

     C. The Option Period shall be determined by the Committee and specifically set forth in the Agreement, provided, however, that an Incentive Stock Option shall not be exercisable before two years from the Date of Grant (except that this limitation need not apply in the event of the termination of employment without cause, retirement, death or disability of the Optionee within the two year period) or after ten years from the Date of Grant.

     D. All Incentive Stock Options granted under the Plan shall comply with the provisions of the Code governing incentive stock options and with all other applicable rules and regulations thereunder.

     E. All other terms of Options granted under the plan shall be determined by the Committee in its sole discretion.

     F. Notwithstanding the foregoing, Incentive Stock Options shall not be granted to any owner of ten percent (10%) or more of the total combined voting power of Smithfield and its Subsidiaries.

     G. The aggregate fair market value (determined on the date the option is granted) of Stock subject to an Incentive Stock Option granted to an Optionee by the Committee in any calendar year shall not exceed $100,000.00.


                                  ARTICLE VI


                              EXERCISE OF OPTIONS

     A. An Option may be exercised in whole or in part upon the delivery to Smithfield of written notice of the exercise, in such form as the Committee may prescribe, accompanied by full payment for the Stock with respect to which the Option is exercised.

     B. Payment of the purchase price shall be made in cash or with shares of Stock valued at Fair Market Value on the date of exercise of the Option, or a combination thereof.

     C. Upon an employee's (1) voluntary termination of employment for reasons other than Retirement, or (2) termination of employment by Smithfield or a Subsidiary for cause, all Options held by that employee shall lapse.


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

     D. In the case of an employee's termination of employment (1) by Smithfield or a Subsidiary without cause, or (2) his Retirement, all Options held by that employee shall lapse at the earlier of the expiration of the Option or three months after such termination of employment.

     E. In the case of termination of employment due to death or Permanent and Total Disability, the Option shall lapse on the earlier of the expiration of the Option or one year from such termination of employment.

     F. The transfer of employment between Smithfield and any Subsidiary shall not be considered a termination of employment.

     G. No Option shall be exercisable unless the exercise of the Option and the issuance of the Stock with respect thereto shall comply with all applicable provisions of law, including state and federal securities laws and rules and regulations thereunder.


                                  ARTICLE VII


                          ADMINISTRATION OF THE PLAN

     A. The Plan shall be administered by the Committee.

     B. The Committee shall have all powers necessary or desirable to administer the Plan, including the following:

       1. Interpret the Plan.

       2. Prescribe, amend and rescind rules and regulations relating to the Plan.

       3. Determine the terms of each Option granted under the Plan, and with the consent of the holder thereof, modify or amend the terms of each Option.

       4. To make all of the determinations deemed necessary or advisable for the administration of the Plan.

     C. All decisions of the Committee upon questions concerning the Plan or any Option shall be conclusive.

     D. No member of the Committee shall be liable for any act done in good faith with respect to the Plan or any Option.

     E. The expenses of administering the Plan shall be borne by Smithfield or any Subsidiary, as Smithfield shall determine from time to time.


                                 ARTICLE VIII


                                   AMENDMENT

     A. Subject to Paragraphs B and C, Smithfield by its Board may amend the Plan in any manner deemed advisable by it, effective as of the date specified therein, without the consent of any Subsidiary, employee or stockholder of Smithfield.

     B. No amendment may become effective until approval of the stockholders which:

       1. Increases the aggregate number of shares which may be issued under the Plan.

       2. Changes the class of employees eligible to receive Options.

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

       3. Materially increases the benefits accruing to participants under the Plan.

     C. No amendment shall adversely affect the rights of the holder of any Option without the consent of the holder.


                                  ARTICLE IX


                            TERMINATION OF THE PLAN

     A. The Board, without the approval of any Subsidiary, employee or stockholders, may terminate the Plan at any time.

     B. Options granted before the termination of the Plan shall remain exercisable in accordance with their terms.

     C. Upon termination, the Plan shall remain in effect for purposes of the administration of any outstanding Option.


                                   ARTICLE X


                               GENERAL PROVISION

     A. The establishment of the Plan shall not confer upon any employee any legal or equitable right against Smithfield, any Subsidiary, or the Committee except as expressly provided in the Plan.

     B. The Plan does not constitute inducement or consideration for the employment of any employee, nor is it a contract between Smithfield or any Subsidiary, and any employee. Participation in the Plan shall not give any employee any right to be retained in the employ of Smithfield or any Subsidiary and Smithfield retains the right to hire and discharge any employee at any time, with or without cause, as if the Plan had never been adopted.

     C. The interests of any employee under the Plan are not subject to the claims of creditors and may not, in any way, be assigned, alienated or encumbered.

     D. The Plan shall be governed, construed and administered in accordance with the laws of the Commonwealth of Virginia and the intention of Smithfield that the Incentive Stock Options qualify as such under Section 422A of the Code.


                                  ARTICLE XI


                              NONTRANSFERABILITY

     Each Option shall provide that it shall not be transferable by the person to whom granted otherwise than by will or the laws of descent and distribution, and shall be exercisable, during that person's lifetime, only by that person or in the event of that person's legal disability, by his legal representative.

                                  ARTICLE XII


                               TERM OF THE PLAN

     Unless sooner terminated by the Board pursuant to Article IX, the Plan shall terminate on the date ten years after its adoption by the Board, and no Options may be granted or awarded after termination. The termination shall not affect the validity of any Option outstanding on the date of termination.


                                 ARTICLE XIII


                         INDEMNIFICATION OF COMMITTEE

     In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by Smithfield against the reasonable expenses, including attorneys' fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted or awarded hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interest of Smithfield.


                                  ARTICLE XIV


                                EFFECTIVE DATE

     If approved by the stockholders at the annual meeting on July 30, 1999, the Plan shall become effective on that date; provided, however, that the amendments to the Plan requiring stockholder approval shall become effective on the date of such approval.

     IN WITNESS WHEREOF, the Stock Option Plan, is, by the authority of the Board of Directors and of the Stockholders of Smithfield, executed on behalf of Smithfield, this 4th day of June, 1999.



                                     THE SMITHFIELD COMPANIES, INC.

                                     By: /s/ Richard S. Fuller
                                         ---------------------
                                            PRESIDENT

SEAL

Attest:


/s/ Peter D. Pruden, III
------------------------
   SECRETARY

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